Exhibit 99.1

[LOGO OF GENCORP]

NEWS RELEASE

FOR IMMEDIATE RELEASE

                   GENCORP REPORTS 2005 SECOND QUARTER RESULTS

SACRAMENTO, Calif. - July 7, 2005 - GenCorp Inc. (NYSE: GY) today reported results for the second quarter ended May 31, 2005.

                         SECOND QUARTER 2005 HIGHLIGHTS

    . Aerospace and Defense sales continue to rise, up 15% from the second quarter of 2004

    .   Progress towards entitlement of 5,800 acres continues

    .   Company settles material litigation

Sales from continuing operations for the second quarter 2005 totaled $145 million, 17% above the $124 million in the second quarter 2004. Sales for the first six months of 2005 were $287 million compared to $234 million for the first six months of 2004, an increase of 23%. Sales increases in 2005 reflect growth in the Company's Aerospace and Defense business.

The Company's net income for the second quarter 2005 was $4 million ($0.07 per share), compared to a net loss of $312 million ($7.06 per share) for the second quarter 2004. The income in 2005 included an income tax benefit of $13 million for tax refund claims related to a ten-year carryback of net operating losses. The loss in 2004 included a one-time charge of $261 million associated with the disposition of the GDX Automotive segment and a $36 million tax provision to reflect the uncertainty of realizing deferred tax benefits, given historical losses.

The Company has reached an agreement to settle the San Gabriel Valley and Chino Hills toxic tort cases that have been pending against Aerojet for several years, resulting in a net $2 million charge related to such settlements. Additionally, the Company has agreed to settle approximately 318 cases filed by a group of hourly retirees disputing certain retiree medical benefits. As a result of the settlements with the retirees, the Company recorded an estimated legal settlement charge of less than $1 million during the second quarter of 2005. The remaining estimated costs of the settlement with the retirees of $12 million to $18 million will be accounted for as a plan amendment, pursuant to Statement of Financial Accounting Standards No. 106, Employer's Accounting for Postretirement Benefits Other Than Pensions, and amortized over a period of years.

                                     -more-

The net loss for the first six months of 2005 was $25 million ($0.47 per share), including the loss from discontinued operations, compared to a net loss of $331 million ($7.51 per share) for the first six months of 2004.

The second quarter and six month periods in 2005 and 2004 reflect the Company's decision to classify its GDX Automotive and Fine Chemicals segments as discontinued operations and focus on its two core segments: Aerospace and Defense and Real Estate. The GDX Automotive sale was completed on August 31, 2004. The Company will continue to operate its Fine Chemicals segment in the ordinary course of business.

"Our Aerospace and Defense and Real Estate segments continued to perform equal to or better than our expectations in the second quarter. Aerojet's sales rose by $19 million in the second quarter 2005 compared to the same 2004 period, continuing the growth trend reported in the first quarter 2005. Complementing the sales growth were several key contract wins across multiple product lines. Aerojet's six month sales were up $46 million over 2004 and contract backlog was over $900 million," said Terry Hall, chairman, president and chief executive officer. "In our Real Estate segment, we continue to make steady progress toward development of the 5,800 acres in our Easton and Rio del Oro projects in Northern California," continued Hall.

OPERATIONS REVIEW

Aerospace and Defense Segment

Second quarter sales increased 15% to $144 million compared to $125 million in the second quarter 2004. Sales for the first six months of 2005 were $284 million compared to $238 million last year. Higher sales in the second quarter of 2005 on the Standard Missile, Tomahawk, Fire Suppression, Hubble, and Titan programs contributed to the increases.

Second quarter segment performance in 2005 was $4 million compared to $8 million in 2004. Excluding the impact of employee retirement benefit plan expense and unusual items, segment performance was $14 million (9.7% of sales) in the second quarter 2005, compared to $15 million (12.0% of sales) in the second quarter 2004. For the first six months of 2005, segment performance was $8 million compared to $12 million in 2004. Excluding the effect of employee retirement benefit plan expense and unusual items, segment performance was $27 million (9.5% of sales) in 2005 compared to $26 million (10.9% of sales) in 2004. The decline in segment performance as a percentage of sales is primarily related to lower gross margins due to a change in product mix. Segment performance, which is a non-GAAP financial measure, is defined in the Operating Segment Information table included in this release.

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

Aerojet's successful achievements during the second quarter included:

..   Multi-year contract award from NASA's Exploration Systems Mission
    Directorate to design, build, test, and deliver an electric propulsion system to power future cargo transport vehicles to the Moon and Mars. When the system is delivered to NASA, Aerojet's work will represent a 30-fold increase in total power and thrust delivered over the current state-of-the-art systems.

..   Test firing of the Atlas V(R) upgraded Block B Solid Rocket Booster (SRB).
    The test firing at Edwards Air Force Base in California demonstrated improved production efficiency and predictability required to meet the needs of Atlas V government and commercial missions.

..   Flight of a Titan IVB launch vehicle, out of Cape Canaveral, Florida, supported by Aerojet engines. The Titan IVB vehicle lifted a classified payload for the U.S. National Reconnaissance Office, powered by Aerojet's first-and second-stage storable liquid rocket engines. The final Titan IV lift-off is scheduled for this summer at Vandenberg Air Force Base in California.

As of May 31, 2005, Aerojet's contract backlog was $912 million compared to $879 million as of November 30, 2004. Funded backlog, which includes only the amount of those contracts for which money has been directly authorized by the U.S. Congress, or for which a firm purchase order has been received by a commercial customer, totaled approximately $558 million as of May 31, 2005 compared to $538 million as of November 30, 2004.

Real Estate Segment

No real estate assets were sold in either the first six months of 2005 or 2004. Sales for the first six months of 2005 and 2004 consist of rental property operations. Segment performance was $1 million during the second quarter and $2 million for the first six months in both 2005 and 2004.

Processing of the rezoning applications for the Rio del Oro, Glenborough, and Westborough projects is proceeding. The City of Rancho Cordova expects to release the draft environmental impact report (EIR) on Rio del Oro this fall and approval is expected in or after late 2006. The County of Sacramento issued the Notice of Preparation for the EIR on Glenborough in June 2005, and the Company expects approval of the project in late 2007 or thereafter. As previously disclosed, the Company expects the preparation of the Westborough EIR to commence in 2006.

                                     -more-

ADDITIONAL INFORMATION

Corporate and other expenses were $4 million in the second quarter 2005 compared to $8 million in the second quarter 2004. Corporate and other expenses were $9 million for the first six months of 2005 compared to $15 million for the first six months of 2004. The decrease in both periods reflects lower amortization of deferred financing costs in 2005 compared to 2004 as a result of the Company's recapitalization transactions initiated in November 2004 and completed in February 2005.

Interest expense decreased to $6 million in the second quarter 2005 from $8 million in the second quarter 2004. Interest expense decreased to $13 million in the first six months of 2005 from $16 million in the first six months of 2004. The decrease in both periods reflects the impact of lower average debt and interest rates as a result of the sale of the GDX Automotive business in August 2004, in addition to the benefits resulting from the Company's recent recapitalization transactions from November 2004 to February 2005.

Total debt decreased to $415 million at May 31, 2005 from $577 million at November 30, 2004. Total debt less cash increased from $308 million at November 30, 2004 to $408 million as of May 31, 2005. The $100 million increase includes working capital requirements due to timing of payables and receivables; Atlas V inventory increases, for which deliveries are scheduled later this year; capital expenditures; and costs associated with the recapitalization transactions completed in the first quarter of this year.

In the first quarter 2005, the Company recorded a pre-tax charge of $18 million for fees associated with the redemption of a portion of the 9 1/2% Notes, the write-off of deferred financing fees associated with the Company's former senior credit facility, and the write-off of deferred financing fees and premium associated with the repurchase of additional 5 3/4% Notes during the quarter. These recapitalization efforts are expected to result in lower interest costs of approximately $9 million annually while also extending debt maturities.

FORWARD-LOOKING STATEMENTS

This earnings release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934. All statements in this release and in subsequent discussions with the Company's management, other than historical information, may be deemed to be forward-looking statements. These statements present (without limitation) the expectations, beliefs, plans and objectives of management and future financial performance and assumptions underlying, or judgments concerning, the matters discussed in such statements. The words "believe," "estimate," "anticipate," "project" and "expect," and similar expressions, are intended to identify forward-looking statements. Forward-looking statements involve certain risks, estimates, assumptions and uncertainties, including with respect to future sales and activity levels, cash flows, contract performance, the outcome of litigation and contingencies, environmental remediation and anticipated costs of capital. A variety of factors could cause actual results or outcomes to

                                     -more-
differ materially from those expected and expressed in the Company's forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

    . the cancellation or material modification of one or more significant contracts or future reductions or changes in U.S. government spending;

    . product failures, schedule delays or other problems with existing or new products and systems or cost-overruns on our fixed-price contracts;

    . significant competition and our inability to adapt to rapid technological changes;

    . failure to comply with regulations applicable to contracts with the U.S. government;

    . environmental claims related to the Company's current and former businesses and operations, including any costs the Company may incur if its petition for rehearing to the Sixth Circuit Court of Appeals regarding the affirmation by a three judge panel of the Sixth Circuit on November 22, 2004 of the judgment order in the amount of approximately $29 million entered November 21, 2002 against GenCorp in GenCorp Inc. v. Olin Corporation (U.S. District Court for the Northern District of Ohio, Eastern Division) is not granted and the November 22, 2004 decision is not overturned, and the offsets to which the Company believes it is entitled are not realized;

    . the environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;

    . the release or explosion of dangerous materials used in the Company's businesses;

    . disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in the prices of raw materials;

    . changes in economic and other conditions in the Sacramento County, California, real estate market or changes in interest rates affecting real estate values in that market;

    . the Company's limited experience in real estate development and the ability to execute its real estate business plan, including our ability to obtain all necessary zoning, land use and environmental approvals;

    . the cost of servicing the Company's debt and compliance with financial and other covenants;

    .   costs and time commitment related to acquisition activities;

    . successful implementation of the Company's new operating strategies, such as its ability to sell its Fine Chemicals business on a timely basis and its ability to monetize its real estate assets;

    . a strike or other work stoppage or the Company's inability to renew collective bargaining agreements on favorable terms;

    . the loss of key employees and shortage of available skilled employees to achieve anticipated growth;

                                     -more-

    . fluctuations in sales levels causing the Company's quarterly operating results to fluctuate;

    . delay in identifying a buyer and negotiating the sale of the Fine Chemicals operations on terms acceptable to the Company;

    . risks related to the Fine Chemicals business prior to its sale, including competition in the pharmaceutical fine chemicals market, the capital intensive nature of operations, the lack of availability of raw materials and highly energetic and potent nature of chemical compounds used in production; and

    . those risks detailed from time to time in the Company's reports filed with the SEC.

This list of factors that may affect future performance and the accuracy of forward-looking statements are illustrative, but by no means exhaustive. These and other factors are described in more detail in the Company's Annual Report on Form 10-K for the year ended November 30, 2004 and its subsequent filings with the SEC. Additional risks may be described from time-to-time in future filings with the SEC. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond the Company's control.

ABOUT GENCORP

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the development, sale and leasing of the Company's real estate assets. Additional information about the Company can be obtained by visiting the Company's web site at http://www.GenCorp.com.

CONTACT INFORMATION:
Investors: Yasmin Seyal, senior vice president and chief financial officer
916.351.8585 Media: Linda Cutler, vice president, corporate communications 916.351.8650

(Tables to follow)

CONSOLIDATED STATEMENTS OF INCOME
GenCorp Inc.

                                                                    THREE MONTHS ENDED             SIX MONTHS ENDED
                                                               ---------------------------   ---------------------------
                                                                  MAY 31,        May 31,        MAY 31,        May 31,
(Dollars in millions, except per-share amounts)                    2005           2004           2005           2004
------------------------------------------------------------   ------------   ------------   ------------   ------------
                                                                        (Unaudited)                 (Unaudited)
Net sales                                                      $        145   $        124   $        287   $        234

COSTS AND EXPENSES:
  Cost of products sold                                                 131            107            261            205
  Selling, general and administrative                                     8             12             16             23
  Depreciation and amortization                                           7              9             14             17
  Interest expense                                                        6              8             13             16
  Unusual items                                                           2             --             20             --
                                                               ------------   ------------   ------------   ------------
Loss from continuing operations before income taxes                      (9)           (12)           (37)           (27)
  Income tax benefit (provision)                                         13            (36)            13            (30)
                                                               ------------   ------------   ------------   ------------
  Income (loss) from continuing operations                                4            (48)           (24)           (57)
                                                               ------------   ------------   ------------   ------------
  Income (loss) from discontinued operations,
   net of tax                                                            --           (264)            (1)          (274)
                                                               ------------   ------------   ------------   ------------
Net income (loss)                                              $          4   $       (312)  $        (25)  $       (331)
                                                               ============   ============   ============   ============
INCOME (LOSS) PER SHARE OF COMMON STOCK
 BASIC AND DILUTED:
  Income (loss) per share from continuing operations           $       0.06   $      (1.08)  $      (0.45)  $      (1.30)
  Income (loss) per share from discontinued
   operations                                                          0.01          (5.98)         (0.02)         (6.21)
                                                               ------------   ------------   ------------   ------------
  Income (loss) per share                                      $       0.07   $      (7.06)  $      (0.47)  $      (7.51)
                                                               ============   ============   ============   ============
  Weighted average shares of common stock
   Outstanding                                                         54.5           44.2           54.4           44.0
  Weighted average shares of common stock
   Outstanding, assuming dilution                                      55.1           44.2           54.4           44.0
                                                               ------------   ------------   ------------   ------------
Dividends Declared Per Share of Common Stock                   $         --   $       0.03   $         --   $       0.06
                                                               ------------   ------------   ------------   ------------

OPERATING SEGMENT INFORMATION
GenCorp Inc.

                                                                    THREE MONTHS ENDED             SIX MONTHS ENDED
                                                               ---------------------------   ---------------------------
                                                                  MAY 31,        May 31,        MAY 31,        May 31,
(Dollars in millions)                                              2005           2004           2005           2004
------------------------------------------------------------   ------------   ------------   ------------   ------------
                                                                       (Unaudited)                  (Unaudited)
NET SALES:
  Aerospace and Defense                                        $        144   $        125   $        284   $        238
  Real Estate                                                             1              2              3              3
  Intersegment sales elimination                                         --             (3)            --             (7)
                                                               ------------   ------------   ------------   ------------
      Total                                                    $        145   $        124   $        287   $        234
                                                               ============   ============   ============   ============
SEGMENT PERFORMANCE:
  Aerospace and Defense                                        $         14   $         15   $         27   $         26
  Retirement benefit plan expense                                        (8)            (7)           (17)           (14)
  Unusual items                                                          (2)            --             (2)            --
                                                               ------------   ------------   ------------   ------------
    Aerospace and Defense Total                                           4              8              8             12
                                                               ------------   ------------   ------------   ------------
    Real Estate                                                           1              1              2              2
                                                               ------------   ------------   ------------   ------------
      Total                                                    $          5   $          9   $         10   $         14
                                                               ============   ============   ============   ============
RECONCILIATION OF SEGMENT PERFORMANCE TO LOSS FROM
 CONTINUING OPERATIONS BEFORE INCOME TAXES:
Segment Performance                                            $          5   $          9   $         10   $         14
  Interest expense                                                       (6)            (8)           (13)           (16)
  Corporate retirement benefit plan expense                              (4)            (5)            (7)           (10)
  Corporate and other expenses                                           (4)            (8)            (9)           (15)
  Unusual items                                                          --             --            (18)            --
                                                               ------------   ------------   ------------   ------------
Loss from continuing operations before income taxes                      (9)           (12)           (37)           (27)
  Income tax benefit (provision)                                         13            (36)            13            (30)
                                                               ------------   ------------   ------------   ------------
  Income (loss) from continuing operations                                4            (48)           (24)           (57)
                                                               ------------   ------------   ------------   ------------
  Income (loss) from discontinued operations,
   net of tax                                                            --           (264)            (1)          (274)
                                                               ------------   ------------   ------------   ------------
    Net income (loss)                                          $          4   $       (312)  $        (25)  $       (331)
                                                               ============   ============   ============   ============

    The Company evaluates its operating segments based on several factors, of which the primary financial and performance measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses, and provisions for restructuring and unusual items relating to operations. Segment performance excludes corporate income and expenses, provisions for unusual items not related to the operations, interest expense, and income taxes. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance. Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for ongoing business operations, and it is on this basis that management internally assesses the performance of its segments.

CONDENSED CONSOLIDATED BALANCE SHEETS
GENCORP INC.

                                                                  MAY 31,     November 30,
(Dollars in millions)                                              2005           2004
------------------------------------------------------------   ------------   ------------
                                                                (Unaudited)
ASSETS
Cash and cash equivalents                                      $          7   $         68
Restricted cash                                                          --             23
Accounts receivable, net                                                107             88
Inventories, net                                                        186            159
Recoverable from U.S. government and other third parties for
 environmental remediation costs                                         43             36
Prepaid expenses and other                                               10              6
Assets of discontinued operations                                       114             94
                                                               ------------   ------------
Total current assets                                                    467            474

NONCURRENT ASSETS
Restricted cash                                                          --            178
Property, plant and equipment, net                                      139            145
Recoverable from U.S. government and other third parties for
 environmental remediation costs                                        180            197
Prepaid pension asset                                                   257            278
Goodwill                                                                103            103
Other noncurrent assets, net                                            124            120
                                                               ------------   ------------
Total noncurrent assets                                                 803          1,021
                                                               ------------   ------------
Total assets                                                   $      1,270   $      1,495
                                                               ============   ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings and current portion of long-term debt    $          2   $         23
Accounts payable                                                         37             55
Reserves for environmental remediation                                   59             51
Income taxes payable                                                     25             35
Postretirement benefits other than pensions                              14             15
Other current liabilities                                               138            141
Liabilities of discontinued operations                                   21             18
                                                               ------------   ------------
Total current liabilities                                               296            338

NONCURRENT LIABILITIES
Convertible subordinated notes                                          291            285
Senior subordinated notes                                                98            150
Other long-term debt, net of current portion                             24            119
Reserves for environmental remediation                                  230            253
Postretirement benefits other than pensions                             143            149
Other noncurrent liabilities                                             61             60
                                                               ------------   ------------
Total noncurrent liabilities                                            847          1,016
                                                               ------------   ------------
Total liabilities                                                     1,143          1,354
Total shareholders' equity                                              127            141
                                                               ------------   ------------
Total liabilities and shareholders' equity                     $      1,270   $      1,495
                                                               ============   ============